Exhibit 99.1
Dendreon Announces $47 Million Registered Direct Offering
     SEATTLE, WASHINGTON, April 3, 2008 — Dendreon Corporation (Nasdaq: DNDN) today announced that it has entered into a definitive agreement with an institutional investor to sell 8.0 million shares of its common stock and warrants to purchase up to 8.0 million shares of its common stock for gross proceeds of approximately $47 million, before deducting placement agent fees and estimated offering expenses, in a “registered direct” offering. The investor has agreed to purchase the shares of common stock and warrants to purchase common stock at a negotiated purchase price of $5.92 per share and a warrant exercise price of $20.00 per share. For the common stock purchased, this represents a 17% premium to the closing bid price of the common stock on April 2, 2008. The warrants will be exercisable at any time on or after October 8, 2008 and prior to the seventh anniversary of the closing of the transaction. The closing bid price of the common stock on the Nasdaq Global Market on April 2, 2008 was $5.06 per share. Lazard Capital Markets LLC served as sole placement agent for the offering.
     The securities described above are being offered by Dendreon pursuant to registration statements previously filed and declared effective by the Securities and Exchange Commission (the “SEC”). The transaction is expected to close on or about April 8, 2008, subject to customary closing conditions. We intend to use the net proceeds from the sale of the shares to fund our commercialization activities for Provenge® (sipuleucel-T), including the investment in specialized technology systems; to fund clinical trials for Provenge and our other product candidates; to fund our other research and preclinical development activities for our active immunotherapies and small molecule products; to satisfy third party obligations; and for other general corporate purposes, including working capital. We also may use a portion of the net proceeds to acquire complementary technologies or products, although we currently have no agreements or commitments in this regard.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov or from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020.
About Dendreon
     Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Active cellular immunotherapy holds promise because it may provide patients with a meaningful clinical benefit, such as survival, combined with low toxicity. The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
     Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could affect these forward-looking statements include, but are not limited to, market demand for Dendreon’s common stock and events and developments affecting Dendreon’s business and prospects. Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
Contact:
Jennifer Cook Williams
Investor Relations
Dendreon Corporation
(206) 829-1500